EXHIBIT 10.2
Form of Award Letter — 2008-2010 Long-Term Incentive Cash Plan Cycle
March 28, 2008
Private and Confidential
{Participant}
Re: Grant of 2008-2010 Cash Long-Term Incentive Award
CNA Financial Corporation (the “Company”) has granted you a long-term incentive cash award (the “Long-Term Incentive Award”) under the CNA Financial Corporation 2000 Incentive Compensation Plan (the “Plan”) for the performance period beginning January 1, 2008 and ending December 31, 2010 (the “Performance Period”). The Long-Term Incentive Award generally provides that you will be eligible for an award opportunity based on the achievement of predetermined levels of the Company’s net operating income (“NOI”). The NOI target goal and a schedule for minimum and maximum performance levels will be set annually for each year within the relevant performance cycles. At the end of each year NOI results will be determined and Long-Term Incentive Award payouts (if any) will be accrued. No interest will be applied to the accruals.
For each year within the performance cycle 1/3 of the target award percentage will be applied to your year-end base salary. Your target award for 2008-2010 Performance Period is                     % (“target bonus”).
For the calendar year 2008, NOI goals and Long-Term Incentive Award attainment will be determined according to the following schedule.
Awards will be determined by interpolating between the minimum and maximum target attainments under the schedule.
At the end of the Performance Period, the Compensation Committee of the Company’s Board of Directors (“Committee”) that administers the Plan will determine the performance level achieved for the period, and the amount, if any, distributable to you for your award under the terms of the Plan.
This letter provides a summary of your Long-Term Incentive Award. This Long-Term Incentive Award is subject to the Long-Term Incentive Award terms (the “Award Terms”) enclosed with this letter. (In the attached Award Terms, you are referred to as the “Participant.”) This Award Letter shall be subject to the Award Terms, and the Award Terms shall be subject to the provisions of the Plan. If discrepancies arise between this Award Letter and the Award Terms, the Award Terms will govern, and if discrepancies arise between the Award Terms and the Plan, the terms of the Plan will govern. Note that the Award Terms impose certain restrictions on your Long-Term Incentive Award, and provide that the Committee has the authority to reduce the amount of the Long-Term Incentive Award otherwise payable to you, or cancel the Long-Term Incentive Award otherwise payable to you entirely, all in its discretion as it determines necessary or appropriate.
Should you have any questions, please call Bakir Vitehskich at extension 3786 or Irma Quintana at extension 7828.
Sincerely,
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Form of Award Terms — 2008-2010 Long-Term Incentive Cash Plan Cycle
Cash Long-Term Incentive Award Terms for Grant Under the
CNA Financial Corporation 2000 Incentive Compensation Plan
On February 6, 2008 (the “Grant Date”), the Compensation Committee of the Board of Directors of CNA Financial Corporation (the “Company”) set net operating income goals for a cash long-term incentive award to the Participant for the 2008-2010 LTI Plan cycle (the “LTI Award”). The LTI Award is subject to the following LTI Award terms (the “Award Terms”):
1)
LTI Award. For purposes of these Award Terms, the “Participant” shall be the eligible person identified in the award letter included with these Award Terms (the “Award Letter”). For purposes of these Award Terms, the amounts of the target LTI Award and the maximum LTI Award are, respectively, the amounts specified in the Award Letter. The LTI Award has been granted under the CNA Financial Corporation 2000 Incentive Compensation Plan (the “Plan”), which is incorporated into and forms a part of these Award Terms. Certain words, terms and phrases used in these Award Terms are defined in the Plan (rather than in these Award Terms or the Award Letter), and, except where the context clearly implies or indicates the contrary and except as otherwise provided in these Award Terms, a word, term, or phrase used or defined in the Plan is used or defined identically in these Award Terms. Other words, terms or phrases used in these Award Terms are defined in paragraph 9 or elsewhere in these Award Terms or the Award Letter.

2)	Performance Period. The “Performance Period” shall have the meaning set forth in the Award Letter.
3)	Expiration. If the Participant’s Date of Termination of Affiliation occurs, prior to payment for the Performance Period, then the following shall apply:
(a)
Retirement. If the Participant’s Date of Termination of Affiliation occurs before the last day of the Performance Period by reason of the Participant’s Retirement, the Participant shall be eligible for a payment with respect to the LTI Award in accordance with the terms of these Award Terms, as though the Participant remained employed by the Company through the end of the Performance Period, and based on the Company’s actual performance for the period, but subject to a proration based on the number of months of participation for the portion of the Performance Period prior to the Participant’s Date of Termination of Affiliation. Distribution under this paragraph (a) for the Performance Period shall be made at the normally scheduled time for such distribution (determined without regard to the occurrence of the Participant’s Date of Termination of Affiliation).

(b)
Death or Disability. If the Participant’s Date of Termination of Affiliation occurs before the last day of the Performance Period by reason of the Participant’s death or Permanent Disability, the Participant (or the Participant’s estate) shall be eligible for a payment with respect to the LTI Award in accordance with the terms of these Award Terms based on the Company’s actual performance for the period, but subject to pro-ration based on the number of months of participation for the portion of the Performance Period prior to the Participant’s Date of Termination of Affiliation. Distribution under this paragraph (b) shall be made as soon as practicable after the Participant’s Date of Termination of Affiliation.

(c)
Voluntary, Involuntary Termination and Termination for Cause. If the Participant’s Date of Termination of Affiliation occurs at any time prior to the distribution of the LTI Award (as provided for in paragraph 6 below) by reason of termination of employment by the Participant’s employer for Cause, or by reason of the Participant’s voluntary or involuntary termination, the Participant’s LTI Award shall be entirely forfeited.

Notwithstanding the foregoing provisions of this paragraph 3, if a Participant has engaged in any conduct which constitutes Cause prior to distribution with respect to the LTI Award, the LTI Award shall be entirely forfeited.
4)
New Hires/Promotions. If an eligible employee is hired on or prior to September 30th of the Performance Period, the Participant’s LTI Award will be pro-rated based on the appropriate number of complete months of participation. Participants hired on or after October 1st of the Performance Period, will not be eligible to participate until the following performance year. If an eligible employee is promoted outside of the Company annual officer salary review process, the Participant’s LTI Award will be pro-rated based on the appropriate number of complete months of participation. If an eligible employee is promoted as part of the Company annual officer salary review process, the Participant’s LTI Award will be effective as of the beginning of the Performance Period.

5)
Award Amount. The amount to be distributed with respect to the LTI Award shall be determined according to the schedule in the Award Letter, subject to review and approval of the Compensation Committee of the Company’s Board of Directors (the “Committee”). If the Net Operating Income for the Performance Period is at least the minimum level but less than the target level, the amount distributable with respect to the LTI Award shall be interpolated between zero and the target amount. If the Net Operating Income for the Performance Period is greater than the target level but less than the maximum level, the amount distributable with respect to the LTI Award shall be interpolated between the target amount and the maximum amount. As soon as practicable after the necessary financial data for the Performance Period is available to the Committee, the Committee shall make a determination of the extent of the achievement of the performance goal(s) for that Performance Period, and shall make a determination of the amount, if any, of the distribution to be made under the LTI Award to the Participant for the Performance Period. The Committee may, in its discretion, reduce the amount of the LTI Award or cancel the LTI Award entirely.

6)
Settlement of Award. The amount that is distributable with respect to the LTI Award shall be settled through cash payment of that amount to be made as soon as practicable as determined by the Company after the Committee makes the determination described in paragraph 5.

7)
Administration. The authority to manage and to control the operation and administration of these Award Terms shall be vested in the Committee, and the Committee shall have all powers with respect to these Award Terms as it has with respect to the Plan. Any interpretations of these Award Terms by the Committee and any decisions made by it with respect to these Award Terms are final and binding on all persons.

8)
Governing Documents. The Award Letter shall be subject to these Award Terms, and these Award Terms shall be subject to the provisions of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company. If discrepancies arise between these Award Terms and the Plan, the terms of the Plan will govern. These Award Terms are subject to all interpretations, amendments, rules, and regulations promulgated by the Committee from time to time pursuant to the Plan.

9)	Definitions. For purposes of these Award Terms, the following definitions shall apply:
(a)	Affiliate. The term “Affiliate” means any business or entity in which at any relevant time the Company directly or indirectly holds greater than a 10% equity (voting or non-voting) interest.

(b)
Cause. The Participant will have engaged in conduct that constitutes “Cause” if the Participant (i) engages in any conduct which the Committee, in good faith, shall determine to be fraudulent, constitute willful malfeasance or gross negligence, or inconsistent with the dignity and character of an executive or other employee of the Company, or (ii) violates in a material manner the then current rules of professional conduct or human resource policies of the Company.

(c)
Date of Termination of Affiliation. The Participant’s “Date of Termination of Affiliation” shall be the first day occurring on or after the Grant Date on which the Participant is not employed by the Company or any Affiliate, as determined by the Company, regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and an Affiliate or between two Affiliates; and further provided that the Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company or an Affiliate approved by the Participant’s employer. If, as a result of a sale or other transaction, the Participant’s employer ceases to be an Affiliate (and the Participant’s employer is or becomes an entity that is separate from the Company), the occurrence of such transaction shall be treated as the Participant’s Date of Termination of Affiliation, caused by the Participant being discharged by the employer.

(d)	Net Operating Income. “Net Operating Income” will mean net operating income of the Company as defined by the Committee for the Performance Period.

(e)
Permanent Disability. The term “Permanent Disability” means a physical or mental condition of Participant which, as determined by the Committee in its sole discretion based on all available medical information, is expected to continue indefinitely and which renders Participant incapable of performing any substantial portion of the services required of Participant by the Participant’s employer.

(f)
Retirement. Termination because of “Retirement” shall mean the Participant’s Date of Termination of Affiliation after attainment of age 62 or, if earlier, the Participant’s Date of Termination of Affiliation which is designated by the Committee as a “Retirement” for purposes of these Award Terms.